Exhibit 10.3

The following severance agreement (the “Agreement”) has been entered into by

Y-mAbs Therapeutics A/S

CVR No. 37053678

Agern Allé 11

DK – 2970 Hørsholm

(hereinafter the “Company”)

and

Steen Lisby

Vibevang 2

DK – 2970 Hørsholm

(hereinafter the “Employee”)

(The Company and the Employee each a “Party” and together the “Parties”)

SEVERANCE AGREEMENT

1.	BACKGROUND

1.1

The Employee has been employed with the Company since July 1, 2017. Subject to the terms of this Agreement, the Parties agree that by his signature to this Agreement, the Employee resigns from his position with the Company effectively from March 31, 2024 (the “Effective Date of Termination”).

1.2	This Agreement is subject to the following terms and conditions.

2.	JOB OBLIGATIONS UNTIL THE EFFECTIVE DATE OF TERMINATION

2.1	The Employee is not obliged to perform any work for the Company, except upon request from CEO, Mike Rossi. The requests will be kept to a minimum level and will primarily consist of telephone calls.

3.SALARY, BENEFITS, BONUS AND SEVERANCE PAY

3.1

The Employee will receive his usual pay and keep all his benefits (incl. mobile phone and paid internet) until the Effective Date of Termination. The Company laptop must, however, be returned immediately.

3.2

The bonus for the fiscal year 2024 will be settled according to the bonus agreement and the ordinary payment terms. For the fiscal year 2024, the Employee will be entitled to 3/12 of an eventual bonus, corresponding the 3 months of employment in 2024, cf. the Act on Salaried Employees.

3.3

The Parties have agreed that the Employee will keep his warrants according to the Company’s Equity Incentive Plan vested on March 31, 2024, at latest. The Employee is not entitled to warrants granted but not vested after March 31, 2024.

3.4	A severance payment of 6 month’s salary, corresponding DKK 1,205,016.48 will be paid as a lump sum with the last salary payment in March 2024.

3.5

The severance payment may be subject to tax under section 7U of the Tax Assessment Act, meaning that an amount of DKK 8,000 is exempt from tax while the remaining amount is subject to tax as ordinary earned income. However, The Employee carries the risk of the tax assessment of the severance payment.

4.HOLIDAYS

4.1	Obtained and unspent holiday and holiday allowance will be paid to FerieKonto in accordance with the rules laid down in the Act on Holiday with Pay.

5.INTELLECTUAL PROPERTY

5.1

During the term of employment, the Employee may have created, discovered and/or developed inventions, creations, works, designs, concepts, data, methods, software, information, brands, etc. (“IP Assets”). Such IP Assets may be protected and/or be protectable by one or more intellectual property rights and/or similar rights, including but not limited to patents, utility models, rights in inventions/creations, design rights, trademark rights, copy rights, rights under marketing practices acts, rights protecting trade secrets, etc. (“IP Rights”). Any and all IP Rights that pertain to IP Assets created during the Employee's employment at the Company are automatically assigned from the Employee to the Company. The Employee acknowledges that the Employee's salary has been negotiated to fully cover such full assignment, and that the Employee therefore is not entitled to any separate renumeration under the Danish Act on Inventions made by Employees.

5.2

The Employee undertakes a perpetual obligation to sign any document as may be deemed necessary or desirable by the Company and/or any group company with a view to obtain registration of IP Rights and/or to enforce IP Rights. The Employee further undertakes a perpetual obligation to provide the Company with information regarding the IP Assets to e.g., enable the Company and/or any group company to apply for or register IP Rights.

5.3

Subject to reimbursement of out-of-pocket costs, the Employee is obligated to assist the Company in prosecuting, defending and enforcing the Company's and/or any group company’s IP Rights. This assistance may encompass activities such as providing information and participating in legal proceedings (e.g.as a witness in litigation). The Employee acknowledges and agrees that this obligation remains in effect perpetually unless explicitly terminated by mutual agreement in writing between the Company and the Employee.

5.4

The Company has the exclusive right to and is entitled to exploit and dispose of the IP Assets and IP Rights in any way, including but not limited to development, changes, production, reproduction, assignment, sale, licensing, etc. The Company is not obliged to exploit any of the IP Rights.

6.EFFECTS BELONGING TO THE COMPANY

6.1

No later than at the Effective Date of Termination, the Employee shall return all effects, including keys/access cards, payment cards, etc. and all other materials which belong to the Company, or which concern the Company’s affairs including handwritten notes (whether in lab notebooks, composition notebooks, or otherwise), and which are kept at the Employee's address or elsewhere. The above applies to all material in a paper-based or electronic form and irrespective of whether the material was prepared by the Employee or others.

6.2

The Employee declares that, after the return as described above, he is not in possession of any other materials, effects, documents (neither originals nor copies irrespective of medium) or any other effects, including electronic or physical copies or versions thereof, that belong to the Company.

7.CONFIDENTIALITY – TRADE SECRETS

7.1

The Employee is aware of his duties under section 4 of the Danish Trade Secrets Act and potentially also section 3 of the Danish Marketing Practices Act on good marketing practices, according to which the Employee may not bring-along, store, use or share the Company’s confidential information, such as confidential information regarding customers, business methods, know-how or other proprietary information (collectively “Trade Secrets”).

7.2	The Employee acknowledges and agrees that he will not bring along, store, use or share any of the Company’s Trade Secrets.

8.DUTY OF PROFESSIONAL SECRECY AND LOYALTY

8.1	The Parties agree to keep the content of this Agreement and all matters relating to its conclusion confidential.

8.2

It has been agreed between the Parties that communication about the resignation to the Company’s stakeholders, employees, customers, suppliers, and other working relationships etc. solely will be handled by the Company.

8.3

Further, the Parties agree that the Employee shall be prohibited from making any contact, whether verbally or in writing to any of the Company's employees. The prohibition does not apply to situations where the Employee's contact to a Company employee is of a private nature.

8.4	Notwithstanding the resignation, the Employee shall observe his duty of professional secrecy and loyalty towards the Company.

9.FULL AND FINAL SETTLEMENT

9.1

The terms and payments stipulated in the Agreement are in full discharge of any claims and rights that the Employee may have against the Company and the Company's employees. The discharge include any claims for the Employee under the employment relationship, another agreement, legislation or otherwise in relation to the Employee's employment with the Company and the expiry of the employment, including without limitation, claims for salary, pension, other pay elements and claims under the Act on Salaried Employees (“Funktionærloven”), the Act on Holiday with Pay (Ferieloven), the Employment Certificate Act (Ansættelsesbevisloven) and the Act on Discrimination (“Forskelsbehandlingsloven”).

9.2

Notwithstanding anything to the contrary herein, the Parties acknowledge that should circumstances apply, nothing herein releases Employee from potential liability under the Company’s Claw back Policies and that the terms of any claw back provisions of applicable laws and regulations applicable to the Company would still apply to Employee.

9.3	The Employee declares that he has been able to consider the terms of the Agreement thoroughly and seek legal advice thereon before the conclusion of the Agreement.

9.4	The Agreement shall be governed by and construed in accordance with the laws of Denmark.

9.5	This Agreement will expire in its entirety and without prejudice if not signed by the Employee and returned to the Company before 4pm on Thursday March 21, 2024.

SIGNATURES

9.6	The Agreement is signed digitally via DocuSign.

By:	/s/ Steen Lisby
Chief Scientific Officer

Date:	March 21, 2024

By:	/s/ Michael Rossi
President and Chief Executive Officer

Date:	March 21, 2024